Exhibit 99.1

THE WENDY’S COMPANY REPORTS FOURTH QUARTER AND FULL-YEAR 2024 RESULTS,

PROVIDES 2025 OUTLOOK, AND UPDATES ITS CAPITAL ALLOCATION POLICY

•

Wendy’s systemwide sales grew 5.4% in the fourth quarter, reaching $3.7 billion,* including same-restaurant sales growth of 4.3%. For the full year systemwide sales grew 3.1%, reaching $14.5 billion, including same-restaurant sales growth of 1.5%.

•

Total revenues for the fourth quarter were $574.3 million and adjusted revenues were $459.3 million, an increase of 6.4%.* Total revenues for the full year were $2.2 billion and adjusted revenues were $1.8 billion, an increase of 2.0%.

•

Net income for the fourth quarter was $47.5 million and adjusted EBITDA was $137.5 million, an increase of 8.6%.* Net income for the full year was $194.4 million and adjusted EBITDA was $543.6 million, an increase of 1.4%.

•

Reported diluted earnings per share for the fourth quarter and full year was $0.23 and $0.95, respectively. Adjusted earnings per share for the fourth quarter was $0.25, an increase of 19.0%. Adjusted earnings per share for the full year was $1.00, an increase of 3.1%.*

•	For the full year 2024, the Company achieved its 14th consecutive year of same-restaurant sales growth.

•	The Company updated its capital allocation policy and announced a new target dividend payout ratio of 50% to 60% of adjusted earnings and plans to repurchase up to $200 million of its shares in 2025.

Dublin, Ohio (February 13, 2025) - The Wendy’s Company (Nasdaq: WEN) today reported unaudited results for the fourth quarter and full year ended December 29, 2024.

“I am proud of our fourth quarter performance, delivering a strong quarter while outpacing the category. This resulted in our 14th consecutive year of global same-restaurant sales growth,” said Kirk Tanner, President and Chief Executive Officer.

“We are well positioned to accelerate growth, and we have a clear roadmap for Wendy’s future. I am excited about the opportunities ahead of us as we strengthen our system across the globe. Our new capital allocation policy will enable us to pursue these opportunities and maximize long-term shareholder value.”

*See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Fourth Quarter and Full Year 2024 Summary

See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Operational Highlights	Fourth Quarter		Full Year
	2023	2024	2023	2024
Systemwide Sales Growth(1)
U.S.	2.3%	4.5%	5.1%	2.2%
International(2)	9.7%	11.3%	14.1%	9.0%
Global	3.2%	5.4%	6.1%	3.1%

Same-Restaurant Sales Growth(1)
U.S.	0.9%	4.1%	3.7%	1.4%
International(2)	4.3%	4.9%	8.1%	2.8%
Global	1.3%	4.3%	4.3%	1.5%

Systemwide Sales (In US$ Millions)(3)
U.S.	$3,043	$3,179	$12,285	$12,554
International(2)	$455	$495	$1,802	$1,933
Global	$3,498	$3,674	$14,088	$14,487

Restaurant Openings
U.S. - Total / Net	31 / 20	36 / (78)	97 / 36	101 / (97)
International - Total / Net	65 / 54	77 / 26	151 109	175 / 97
Global - Total / Net	96 / 74	113 / (52)	248 / 145	276 / 0

Quarter End Restaurant Count
U.S.			6,030	5,933
International			1,210	1,307
Global			7,240	7,240

Global Reimaging Completion Percentage			86%	92%

(1) Systemwide sales growth and same-restaurant sales growth are calculated on a constant currency basis and include sales by both Company-operated and franchise restaurants.

(2) Excludes Argentina.

(3) Systemwide sales include sales at both Company-operated and franchise restaurants.

Financial Highlights	Fourth Quarter			Full Year
	2023	2024	B / (W)	2023	2024	B / (W)
($ In Millions Except Per Share Amounts)	(Unaudited)			(Unaudited)
Total Revenues	$540.7	$574.3	6.2%	$2,181.6	$2,246.5	3.0%
Adjusted Revenues(1)	$431.7	$459.3	6.4%	$1,752.6	$1,788.4	2.0%
U.S. Company-Operated Restaurant Margin	13.5%	16.5%	3.0%	15.3%	16.0%	0.7%
General and Administrative Expense	$65.7	$67.2	(2.3)%	$250.0	$255.2	(2.1)%
Operating Profit	$86.6	$96.0	10.9%	$382.0	$371.4	(2.8)%
Reported Effective Tax Rate	30.2%	32.6%	(2.4)%	26.8%	28.7%	(1.9)%
Net Income	$46.9	$47.5	1.3%	$204.4	$194.4	(4.9)%
Adjusted EBITDA	$126.6	$137.5	8.6%	$535.9	$543.6	1.4%
Reported Diluted Earnings Per Share	$0.23	$0.23	— %	$0.97	$0.95	(2.1)%
Adjusted Earnings Per Share	$0.21	$0.25	19.0%	$0.97	$1.00	3.1%
Cash Flows from Operations				$345.4	$355.3	2.9%
Capital Expenditures				$(85.0)	$(94.4)	(11.0)%
Free Cash Flow(2)				$274.3	$279.0	1.7%

(1) Total revenues less advertising funds revenue. (2) Cash flows from operations minus capital expenditures and the impact of our advertising funds.

Fourth Quarter Financial Highlights

Total Revenues

The increase in revenues was driven by increases in franchise fees, Company-operated restaurant sales, advertising funds revenue, and franchise royalty revenue.

U.S. Company-Operated Restaurant Margin

The increase in U.S. Company-operated restaurant margin was primarily due to a higher average check, customer count growth, and labor efficiencies.

General and Administrative Expense

The increase in general and administrative expense was primarily driven by an increase in incentive compensation and an increase in employee compensation and benefits, partially offset by lower professional fees.

Operating Profit

The increase in operating profit was primarily due to an increase in net franchise fees, U.S. Company-operated restaurant margin, and franchise royalty revenue. These items were partially offset by the Company’s incremental investment in breakfast advertising and an increase in impairment of long-lived assets due to closing certain Company-operated restaurants.

Net Income

The increase in net income was primarily due to the increase in operating profit, partially offset by lapping a gain on the early extinguishment of debt in the prior year and an increase in the effective tax rate.

Adjusted EBITDA

The increase in adjusted EBITDA resulted primarily from an increase in net franchisee fees, U.S. Company-operated restaurant margin, and franchise royalty revenue. These items were partially offset by the Company’s incremental investment in breakfast advertising and higher general and administrative expense.

Adjusted Earnings Per Share

The increase in adjusted earnings per share was driven by the same factors as described above for the increase in adjusted EBITDA.

Full Year Financial Highlights

Total Revenues

The increase in revenues resulted primarily from an increase in advertising funds revenue, an increase in franchise fees, and an increase in franchise royalty revenue.

U.S. Company-Operated Restaurant Margin

The increase in U.S. Company-operated restaurant margin was driven by a higher average check and labor efficiencies, partially offset by labor rate inflation and customer count declines.

General and Administrative Expense

The increase in general and administrative expense was primarily due to an increase in employee compensation and benefits, partially offset by lower professional fees and a decrease in incentive compensation.

Operating Profit

The decrease in operating profit was primarily driven by the Company’s incremental investment in breakfast advertising, an increase in impairment from long-lived assets, higher depreciation and amortization, and higher general and administrative expense. These were partially offset by higher franchise royalty revenue, U.S. Company-operated restaurant margin, and net franchise fees.

Net Income

The decrease in net income resulted primarily from the decrease in operating profit.

Adjusted EBITDA

The increase in adjusted EBITDA resulted primarily from an increase in franchise royalty revenue, U.S. Company-operated restaurant margin, and net franchise fees. These items were partially offset by an increase in the Company’s incremental investment in breakfast advertising and higher general and administrative expense.

Adjusted Earnings Per Share

The increase in adjusted earnings per share was driven by the same factors as described above for the increase in adjusted EBITDA and fewer shares outstanding as a result of the Company’s share repurchase program. These were partially offset by higher depreciation and higher cloud computing amortization.

Free Cash Flow

The increase in free cash flow resulted primarily from a decrease in cash paid for cloud computing arrangements, partially offset by an increase in capital expenditures.

Company Declares Quarterly Dividend

The Company announced today the declaration of its regular quarterly cash dividend of $0.25 per share. The dividend is payable on March 17, 2025, to shareholders of record as of March 3, 2025. The number of common shares outstanding as of February 6, 2025 was approximately 203.4 million.

Share Repurchases

The Company repurchased 0.9 million shares for $15.4 million in the fourth quarter of 2024. In the first quarter of 2025, the Company has repurchased 0.5 million shares for $6.9 million through February 6. As of February 6, approximately $228.1 million remains available under the Company’s existing share repurchase authorization that expires in February 2027.

Company Updates Dividend Policy and Increases Planned Share Repurchases

The Company is updating its capital allocation policy to accelerate growth investments, which it believes will enhance long-term shareholder value. It also enables the Company to take advantage of an opportunity to repurchase shares in 2025 at what the Company believes is an attractive share price.

The Company’s new target dividend payout ratio is 50% to 60% of adjusted earnings. As a result, beginning in the second quarter of 2025 the Company expects to pay a quarterly dividend of $0.14 per share. The Company plans to repurchase up to $200 million of its shares in 2025, with a majority of the shares expected to be acquired over the next few months.

The Company expects to return up to $325 million of cash to shareholders in 2025 though dividends and share repurchases.

2025 Outlook

This release includes forward-looking projections for certain non-GAAP financial measures, including systemwide sales, adjusted EBITDA, adjusted earnings per share and free cash flow. The Company excludes certain expenses and benefits from adjusted EBITDA, adjusted earnings per share and free cash flow, such as the impact from our advertising funds, including the net change in the restricted operating assets and liabilities and any excess or deficit of advertising fund revenues over advertising fund expenses, impairment of long-lived assets, reorganization and realignment costs, system optimization gains, net, amortization of cloud computing arrangements, gain on early extinguishment of debt, net, and the timing and resolution of certain tax matters. Due to the uncertainty and variability of the nature and amount of those expenses and benefits, the Company is unable without unreasonable effort to provide projections of net income, earnings per share or net cash provided by operating activities, or a reconciliation of those projected measures.

During 2025 the Company Expects:

•	Global systemwide sales growth: 2.0 to 3.0 percent

•	Adjusted earnings per share: $0.98 to $1.02

•	Adjusted EBITDA: $550 to $560 million

•	Capital expenditures: $100 to $110 million

•	Free cash flow: $275 to $285 million

Conference Call and Webcast Scheduled for 8:30 a.m. Today, February 13

The Company will host a conference call on Thursday, February 13 at 8:30 a.m. ET, with a simultaneous webcast from the Company’s Investor Relations website at www.irwendys.com. The related presentation materials will be available on the Company’s Investor Relations website. The live conference call will be available by telephone at (844) 200-6205 for domestic callers and (929) 526-1599 for international callers, both using event ID 920332. An archived webcast and presentation materials will be available on the Company’s Investor Relations website.

Company to Host Investor Day on March 6, 2025

The Company will host an Investor Day in Dublin, Ohio on Thursday, March 6, 2025, where it plans to provide an overview of its strategic vision and issue its long-term financial outlook. The management presentations will begin at 8:30 a.m. ET, followed by a question and answer session, which is expected to conclude at approximately 11:30 a.m. ET. Due to limited capacity, attendance will be by invitation only. The event will be accessible to all interested parties via live webcast from the Company’s Investor Relations website at www.irwendys.com. An archived replay of the webcast, including the related presentation materials, will also be available at www.irwendys.com

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, forward-looking statements include the words “may,” “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimate,” “goal,” “upcoming,” “outlook,” “guidance” or the negation thereof, or similar expressions. In addition, all statements that address future operating, financial or business performance, strategies or initiatives, future efficiencies or savings, anticipated costs or charges, future capitalization, anticipated impacts of recent or pending investments or transactions and statements expressing general views about future results or brand health are forward-looking statements within the meaning of the Reform Act. Forward-looking statements are based on the Company’s expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. For all such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by the Company’s forward-looking statements.

Many important factors could affect the Company’s future results and cause those results to differ materially from those expressed in or implied by the Company’s forward-looking statements. Such factors include, but are not limited to, the following: (1) the impact of competition or poor customer experiences at Wendy’s restaurants; (2) adverse economic conditions or disruptions, including in regions with a high concentration of Wendy’s restaurants; (3) changes in discretionary consumer spending and consumer tastes and preferences; (4) impacts to the Company’s corporate reputation or the value and perception of the Company’s brand; (5) the effectiveness of the Company’s marketing and advertising programs and new product development; (6) the Company’s ability to manage the impact of social or digital media; (7) the Company’s ability to protect its intellectual property; (8) food safety events or health concerns involving the Company’s products; (9) our ability to deliver accelerated global sales growth and achieve or maintain market share across our dayparts; (10) the Company’s ability to achieve its growth strategy through new restaurant development; (11) the Company’s ability to effectively manage the acquisition and disposition of restaurants or successfully implement other strategic initiatives; (12) risks associated with leasing and owning significant amounts of real estate, including environmental matters; (13) risks associated with the Company’s international operations, including the ability to execute its international growth strategy; (14) changes in commodity and other operating costs; (15) shortages or interruptions in the supply or distribution of the Company’s products and other risks associated with the Company’s independent supply chain purchasing co-op; (16) the impact of increased labor costs or labor shortages; (17) the continued succession and retention of key personnel and the effectiveness of the Company’s leadership and organizational structure; (18) risks associated with the Company’s digital commerce strategy, platforms and technologies, including its ability to adapt to changes in industry trends and consumer preferences; (19) the Company’s dependence on computer systems and information technology, including risks associated with the failure or interruption of its systems or technology or the occurrence of cyber incidents or deficiencies; (20) risks associated with the Company’s securitized financing facility and other debt agreements, including compliance with operational and financial covenants, restrictions on its ability to raise additional capital, the impact of its overall debt levels and the Company’s ability to generate sufficient cash flow to meet its debt service obligations and operate its business; (21) risks associated with the Company’s capital allocation policy, including the amount and timing of equity and debt repurchases and dividend payments; (22) risks associated with complaints and litigation, compliance with legal and regulatory requirements and an increased focus on environmental, social and governance issues; (23) risks associated with the availability and cost of insurance, changes in accounting standards, the recognition of impairment or other charges, changes in tax rates or tax laws and fluctuations in foreign currency exchange rates; (24) conditions beyond the Company’s control, such as adverse weather conditions, natural disasters, hostilities, social unrest, health epidemics or pandemics or other catastrophic events; and (25) other risks and uncertainties cited in the Company’s releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

In addition to the factors described above, there are risks associated with the Company’s predominantly franchised business model that could impact its results, performance and achievements. Such risks include the Company’s ability to identify, attract and retain experienced and qualified franchisees, the Company’s ability to effectively manage the transfer of restaurants between and among franchisees, the business and financial health of franchisees, the ability of franchisees to meet their royalty, advertising, development, reimaging and other commitments, participation by franchisees in brand strategies and the fact that franchisees are independent third parties that own, operate and are responsible for overseeing the operations of their restaurants. The Company’s predominantly franchised business model may also impact the ability of the Wendy’s system to effectively respond and adapt to market changes.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect the Company.

The Company assumes no obligation to update any forward-looking statements after the date of this release as a result of new information, future events or developments, except as required by federal securities laws, although the Company may do so from time to time. The Company does not endorse any projections regarding future performance that may be made by third parties.

There can be no assurance that any additional regular quarterly cash dividends will be declared or paid after the date hereof, or of the amount or timing of such dividends, if any. Future dividend payments, if any, are subject to applicable law, will be made at the discretion of the Board of Directors and will be based on factors such as the Company’s earnings, financial condition and cash requirements and other factors.

Disclosure Regarding Non-GAAP Financial Measures

In addition to the financial measures presented in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has included certain non-GAAP financial measures in this release, including adjusted revenue, adjusted EBITDA, adjusted earnings per share, free cash flow and systemwide sales.

The Company uses adjusted revenue, adjusted EBITDA, adjusted earnings per share and systemwide sales as internal measures of business operating performance and as performance measures for benchmarking against the Company’s peers and competitors. Adjusted EBITDA and systemwide sales are also used by the Company in establishing performance goals for purposes of executive compensation. The Company believes its presentation of adjusted revenue, adjusted EBITDA, adjusted earnings per share and systemwide sales provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance. The Company believes these non-GAAP financial measures are important supplemental measures of operating performance because they eliminate items that vary from period to period without correlation to our core operating performance and highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. Due to the nature and/or size of the items being excluded, such items do not reflect future gains, losses, expenses or benefits and are not indicative of our future operating performance. The Company believes investors, analysts and other interested parties use adjusted revenue, adjusted EBITDA, adjusted earnings per share and systemwide sales in evaluating issuers, and the presentation of these measures facilitates a comparative assessment of the Company’s operating performance in addition to the Company’s performance based on GAAP results.

This release also includes disclosure regarding the Company’s free cash flow. Free cash flow is a non-GAAP financial measure that is used by the Company as an internal measure of liquidity. Free cash flow is also used by the Company in establishing performance goals for purposes of executive compensation. The Company defines free cash flow as cash flows from operations minus (i) capital expenditures and (ii) the net change in the restricted operating assets and liabilities of the advertising funds and any excess/deficit of advertising funds revenue over advertising funds expense included in net income, as reported under GAAP. The impact of our advertising funds is excluded because the funds are used solely for advertising and are not available for the Company’s working capital needs. The Company may also make additional adjustments for certain non-recurring or unusual items to the extent identified in the reconciliation tables that accompany this release. The Company believes free cash flow is an important liquidity measure for investors and other interested persons because it communicates how much cash flow is available for working capital needs or to be used for repurchasing shares, paying dividends, repaying or refinancing debt, financing possible acquisitions or investments or other uses of cash.

Adjusted revenue, adjusted EBITDA, adjusted earnings per share, free cash flow and systemwide sales are not recognized terms under GAAP, and the Company’s presentation of these non-GAAP financial measures does not replace the presentation of the Company’s financial results in accordance with GAAP. Because all companies do not calculate adjusted revenue, adjusted EBITDA, adjusted earnings per share, free cash flow and systemwide sales (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures. The non-GAAP financial measures included in this release should not be construed as substitutes for or better indicators of the Company’s performance than the most directly comparable GAAP financial measures. See the reconciliation tables that accompany this release for additional information regarding certain of the non-GAAP financial measures included herein.

Key Business Measures

The Company tracks its results of operations and manages its business using certain key business measures, including same-restaurant sales, systemwide sales and Company-operated restaurant margin, which are measures commonly used in the quick-service restaurant industry that are important to understanding Company performance.

Same-restaurant sales and systemwide sales each include sales by both Company-operated and franchise restaurants. The Company reports same-restaurant sales for new restaurants after they have been open for 15 continuous months and for reimaged restaurants as soon as they reopen. Restaurants temporarily closed for more than one fiscal week are excluded from same-restaurant sales.

Franchise restaurant sales are reported by our franchisees and represent their revenues from sales at franchised Wendy’s restaurants. Sales by franchise restaurants are not recorded as Company revenues and are not included in the Company’s consolidated financial statements. However, the Company’s royalty revenues are computed as percentages of sales made by Wendy’s franchisees and, as a result, sales by franchisees have a direct effect on the Company’s royalty revenues and profitability.

Same-restaurant sales and systemwide sales exclude sales from Argentina due to the highly inflationary economy of that country.

The Company calculates same-restaurant sales and systemwide sales growth on a constant currency basis. Constant currency results exclude the impact of foreign currency translation and are derived by translating current year results at prior year average exchange rates. The Company believes excluding the impact of foreign currency translation provides better year over year comparability.

U.S. Company-operated restaurant margin is defined as sales from U.S. Company-operated restaurants less cost of sales divided by sales from U.S. Company-operated restaurants. Cost of sales includes food and paper, restaurant labor and occupancy, advertising and other operating costs. Cost of sales excludes certain costs that support restaurant operations that are not allocated to individual restaurants, which are included in “General and administrative.” Cost of sales also excludes depreciation and amortization expense and impairment of long-lived assets. Therefore, as restaurant margin as presented excludes certain costs as described above, its usefulness may be limited and may not be comparable to other similarly titled measures of other companies in our industry.

About Wendy’s

The Wendy’s Company (Nasdaq: WEN) and Wendy’s® franchisees employ hundreds of thousands of people across more than 7,000 restaurants worldwide. Founded in 1969, Wendy’s is committed to the promise of Fresh Famous Food, Made Right, For You, delivered to customers through its craveable menu including made-to-order square hamburgers using fresh beef*, and fan favorites like the Spicy Chicken Sandwich and nuggets, Baconator®, and the Frosty® dessert. Wendy’s supports the Dave Thomas Foundation for Adoption®, established by its founder, which seeks to dramatically increase the number of adoptions of children waiting in North America’s foster care system. Learn more about Wendy’s at www.wendys.com. For details on franchising, visit www.wendys.com/franchising. Connect with Wendy’s on X, Instagram and Facebook.

*Fresh beef available in the contiguous U.S. and Alaska, as well as Canada, Mexico, Puerto Rico, the UK, and other select international markets.

Investor Contact:

Aaron Broholm

Head of Investor Relations

(614) 764-3345; aaron.broholm@wendys.com

Media Contact:

Heidi Schauer

Vice President – Communications, Public Affairs & Customer Care

(614) 764-3368; heidi.schauer@wendys.com

The Wendy’s Company and Subsidiaries

Consolidated Statements of Operations

Three and Twelve Month Periods Ended December 31, 2023 and December 29, 2024

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	2023	2024	2023	2024
Revenues:
Sales	$226,725	$232,824	$930,083	$925,905
Franchise royalty revenue	127,793	133,789	512,159	528,388
Franchise fees	20,468	34,175	80,172	97,614
Franchise rental income	56,761	58,555	230,168	236,493
Advertising funds revenue	108,904	114,930	428,996	458,092

	540,651	574,273	2,181,578	2,246,492

Costs and expenses:
Cost of sales	197,425	195,574	794,493	783,211
Franchise support and other costs	15,390	20,677	57,243	67,688
Franchise rental expense	30,470	31,041	125,371	127,446
Advertising funds expense	108,829	120,213	428,003	478,136
General and administrative	65,658	67,161	249,964	255,208
Depreciation and amortization (exclusive of amortization of cloud computing arrangements shown separately below)	34,531	33,228	135,789	143,234
Amortization of cloud computing arrangements	5,086	4,064	12,778	14,701
System optimization gains, net	(761)	(646)	(880)	(1,219)
Reorganization and realignment costs	1,100	49	9,200	8,528
Impairment of long-lived assets	888	6,840	1,401	9,713
Other operating (income) loss, net	(4,594)	51	(13,768)	(11,513)

	454,022	478,252	1,799,594	1,875,133

Operating profit	86,629	96,021	381,984	371,359
Interest expense, net	(30,263)	(31,081)	(124,061)	(123,881)
Gain on early extinguishment of debt, net	3,868	—	2,283	—
Investment income (loss), net	31	—	(10,358)	11
Other income, net	7,024	5,542	29,570	24,924

Income before income taxes	67,289	70,482	279,418	272,413
Provision for income taxes	(20,351)	(22,985)	(74,978)	(78,056)

Net income	$46,938	$47,497	$204,440	$194,357

Net income per share:
Basic	$.23	$.23	$.98	$.95
Diluted	.23	.23	.97	.95

Number of shares used to calculate basic income per share	205,938	203,848	209,486	204,351

Number of shares used to calculate diluted income per share	207,578	205,045	211,534	205,614

The Wendy’s Company and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2023 and December 29, 2024

(In Thousands Except Par Value)

(Unaudited)

	December 31, 2023	December 29, 2024
ASSETS
Current assets:
Cash and cash equivalents	$516,037	$450,512
Restricted cash	35,848	34,481
Accounts and notes receivable, net	121,683	99,926
Inventories	6,690	6,529
Prepaid expenses and other current assets	39,640	45,563
Advertising funds restricted assets	117,755	99,129

Total current assets	837,653	736,140
Properties	891,080	907,787
Finance lease assets	228,936	244,954
Operating lease assets	705,615	679,777
Goodwill	773,727	771,468
Other intangible assets	1,219,129	1,192,264
Investments	34,445	29,006
Net investment in sales-type and direct financing leases	313,664	288,048
Other assets	178,577	185,399

Total assets	$5,182,826	$5,034,843

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$29,250	$78,163
Current portion of finance lease liabilities	20,250	22,509
Current portion of operating lease liabilities	49,353	50,068
Accounts payable	27,370	28,455
Accrued expenses and other current liabilities	135,149	118,224
Advertising funds restricted liabilities	120,558	100,212

Total current liabilities	381,930	397,631
Long-term debt	2,732,814	2,662,130
Long-term finance lease liabilities	568,767	575,363
Long-term operating lease liabilities	739,340	704,333
Deferred income taxes	270,353	263,420
Deferred franchise fees	90,132	88,387
Other liabilities	89,711	84,227

Total liabilities	4,873,047	4,775,491
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.10 par value; 1,500,000 shares authorized; 470,424 shares issued; 205,397 and 203,834 shares outstanding, respectively	47,042	47,042
Additional paid-in capital	2,960,035	2,982,102
Retained earnings	409,863	399,700
Common stock held in treasury, at cost; 265,027 and 266,590 shares, respectively	(3,048,786)	(3,094,739)
Accumulated other comprehensive loss	(58,375)	(74,753)

Total stockholders’ equity	309,779	259,352

Total liabilities and stockholders’ equity	$5,182,826	$5,034,843

The Wendy’s Company and Subsidiaries

Consolidated Statements of Cash Flows

Twelve Month Periods Ended December 31, 2023 and December 29, 2024

(In Thousands)

(Unaudited)

	Twelve Months Ended
	2023	2024
Cash flows from operating activities:
Net income	$204,440	$194,357
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (exclusive of amortization of cloud computing arrangements shown separately below)	135,789	143,234
Amortization of cloud computing arrangements	12,778	14,701
Share-based compensation	23,747	23,019
Impairment of long-lived assets	1,401	9,713
Deferred income tax	(807)	(5,529)
Non-cash rental expense, net	40,655	41,904
Change in operating lease liabilities	(47,212)	(48,911)
Net receipt (recognition) of deferred vendor incentives	1,034	(586)
System optimization gains, net	(880)	(1,219)
Gain on sale of investments, net	(31)	—
Distributions received from TimWen joint venture	12,901	14,408
Equity in earnings in joint ventures, net	(10,819)	(11,607)
Long-term debt-related activities, net	5,320	7,479
Cloud computing arrangements expenditures	(32,902)	(18,815)
Other, net	22,883	14,542
Changes in operating assets and liabilities:
Accounts and notes receivable	430	(5,158)
Inventories	439	138
Prepaid expenses and other current assets	(672)	(1,795)
Advertising funds restricted assets and liabilities	(18,210)	(20,733)
Accounts payable	(8,826)	1,026
Accrued expenses and other current liabilities	3,958	5,139

Net cash provided by operating activities	345,416	355,307

Cash flows from investing activities:
Capital expenditures	(85,021)	(94,388)
Franchise development fund	(7,951)	(41,246)
Dispositions	2,115	4,946
Proceeds from sale of investments	31	—
Notes receivable, net	4,280	1,383

Net cash used in investing activities	(86,546)	(129,305)

Cash flows from financing activities:
Repayments of long-term debt	(94,702)	(29,250)
Repayments of finance lease liabilities	(21,588)	(20,404)
Repurchases of common stock	(189,554)	(77,375)
Dividends	(209,253)	(204,443)
Proceeds from stock option exercises	14,667	32,859
Payments related to tax withholding for share-based compensation	(3,873)	(4,485)

Net cash used in financing activities	(504,303)	(303,098)

Net cash used in operations before effect of exchange rate changes on cash	(245,433)	(77,096)
Effect of exchange rate changes on cash	2,448	(8,112)

Net decrease in cash, cash equivalents and restricted cash	(242,985)	(85,208)
Cash, cash equivalents and restricted cash at beginning of period	831,801	588,816

Cash, cash equivalents and restricted cash at end of period	$588,816	$503,608

The Wendy’s Company and Subsidiaries

Reconciliations of Net Income to Adjusted EBITDA and Revenues to Adjusted Revenues

Three and Twelve Month Periods Ended December 31, 2023 and December 29, 2024

(In Thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	2023	2024	2023	2024
Net income	$46,938	$47,497	$204,440	$194,357
Provision for income taxes	20,351	22,985	74,978	78,056

Income before income taxes	67,289	70,482	279,418	272,413
Other income, net	(7,024)	(5,542)	(29,570)	(24,924)
Investment (income) loss, net	(31)	—	10,358	(11)
Gain on early extinguishment of debt, net	(3,868)	—	(2,283)	—
Interest expense, net	30,263	31,081	124,061	123,881

Operating profit	86,629	96,021	381,984	371,359
Plus (less):
Advertising funds revenue	(108,904)	(114,930)	(428,996)	(458,092)
Advertising funds expense (a)	108,069	112,880	424,652	455,390
Depreciation and amortization (exclusive of amortization of cloud computing arrangements shown separately below)	34,531	33,228	135,789	143,234
Amortization of cloud computing arrangements	5,086	4,064	12,778	14,701
System optimization gains, net	(761)	(646)	(880)	(1,219)
Reorganization and realignment costs	1,100	49	9,200	8,528
Impairment of long-lived assets	888	6,840	1,401	9,713

Adjusted EBITDA	$126,638	$137,506	$535,928	$543,614

Revenues	$540,651	$574,273	$2,181,578	$2,246,492
Less:
Advertising funds revenue	(108,904)	(114,930)	(428,996)	(458,092)

Adjusted revenues	$431,747	$459,343	$1,752,582	$1,788,400

(a)

Excludes advertising funds expense of $599 and $2,401 for the three and twelve months ended December 31, 2023, respectively, and $7,146 and $21,919 for the three and twelve months ended and December 29, 2024, respectively, related to the Company’s funding of incremental advertising. In addition, excludes other international-related advertising deficit of $161 and $950 for the three and twelve months ended December 31, 2023, respectively, and $187 and $827 for the three and twelve months ended December 29, 2024, respectively.

The Wendy’s Company and Subsidiaries

Reconciliation of Net Income and Diluted Earnings Per Share to

Adjusted Income and Adjusted Earnings Per Share

Three and Twelve Month Periods Ended December 31, 2023 and December 29, 2024

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	2023	2024	2023	2024
Net income	$46,938	$47,497	$204,440	$194,357

Plus (less):
Advertising funds revenue	(108,904)	(114,930)	(428,996)	(458,092)
Advertising funds expense (a)	108,069	112,880	424,652	455,390
System optimization gains, net	(761)	(646)	(880)	(1,219)
Reorganization and realignment costs	1,100	49	9,200	8,528
Impairment of long-lived assets	888	6,840	1,401	9,713
Gain on early extinguishment of debt, net	(3,868)	—	(2,283)	—

Total adjustments	(3,476)	4,193	3,094	14,320
Income tax impact on adjustments (b)	849	(1,176)	(1,423)	(3,429)

Total adjustments, net of income taxes	(2,627)	3,017	1,671	10,891

Adjusted income	$44,311	$50,514	$206,111	$205,248

Diluted earnings per share	$.23	$.23	$.97	$.95
Total adjustments per share, net of income taxes	(.02)	.02	—	.05

Adjusted earnings per share	$.21	$.25	$.97	$1.00

(a)

Excludes advertising funds expense of $599 and $2,401 for the three and twelve months ended December 31, 2023, respectively, and $7,146 and $21,919 for the three and twelve months ended December 29, 2024, respectively, related to the Company’s funding of incremental advertising. In addition, excludes other international-related advertising deficit of $161 and $950 for the three and twelve months ended December 31, 2023, respectively, and $187 and $827 for the three and twelve months ended December 29, 2024, respectively.

(b)	Adjustments relate to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.

The Wendy’s Company and Subsidiaries

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Twelve Month Periods Ended December 31, 2023 and December 29, 2024

(In Thousands)

(Unaudited)

	Twelve Months Ended
	2023	2024
Net cash provided by operating activities	$345,416	$355,307
Plus (less):
Capital expenditures	(85,021)	(94,388)
Advertising funds impact (a)	13,866	18,031

Free cash flow	$274,261	$278,950

(a)

Advertising funds impact for 2023 and 2024 includes the net change in the restricted operating assets and liabilities of the funds of $(18,210) and $(20,733), respectively, and the advertising funds surplus included in Net Income of $4,344 and $2,702, respectively. Advertising funds impact for 2023 and 2024 excludes the Company’s incremental funding of advertising of $2,401 and $21,919, respectively.